Exhibit 99.1

Alpha Partners Technology Merger Corp. Announces Pricing of $250 Million Initial Public Offering

New York, New York – July 27, 2021 – Alpha Partners Technology Merger Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “APTMU” beginning on July 28, 2021. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and redeemable warrants are expected to be listed on Nasdaq under the symbols “APTM” and “APTMW,” respectively.

The Company was formed for the purpose of effecting a business combination with one or more businesses. The Company intends to identify and acquire a technology business which addresses large and acute market needs or pain-points via the application of software or technology-enabled business models. The Company intends to pay particularly close attention to businesses which are powered by long-term secular trends and which are able to thrive regardless of market cycle by virtue of the unique utility they provide to their users. The Company’s sponsor is Alpha Partners Technology Merger Sponsor LLC.

Citigroup and Morgan Stanley are acting as joint book-running managers of the offering. William Blair & Company, L.L.C. is acting as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,750,000 units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-800-831-9146 or by email at prospectus@citi.com; or from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 27, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is expected to close on July 30, 2021, subject to customary closing conditions.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Jay Kolbe

Impact Partners for Alpha Partners Technology Merger Corporation

Email: jkolbe@ImpactPartners.llc

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